Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK OF

AGROFRESH SOLUTIONS, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

AgroFresh Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series A Preferred Stock:

Section 1.                                           Designation and Amount.  The shares of such series shall be designated as shares of “Series A Preferred Stock,” par value $0.0001 per share, of the Corporation (the “Series A Preferred Stock”), and the number of shares constituting such series shall be one (1).

Section 2.                                           Definitions.  The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a)                                 “Board of Directors” shall mean the Board of Directors of the Corporation.

(b)                                 “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

(c)                                  “Expiration Date” shall mean the earlier of (i) the first date that the TDCC Ownership Percentage is less than ten percent (10%) or (ii) the date that the share of Series A Preferred Stock is transferred, sold, assigned or conveyed to any Person that is not the Holder or a direct or indirect majority-owned subsidiary of the Holder.

(d)                                 “Holder” shall mean The Dow Chemical Company, a Delaware corporation.

(e)                                  “Liquidation Preference” shall mean $10.00 per share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions,

reclassifications, recapitalizations or the like with respect to the outstanding share of Series A Preferred Stock.

(f)                                   “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon a liquidation, dissolution or winding up of the Corporation.

(g)                                  “Non-Voting Common Stock” shall mean the non-voting common stock, par value $0.0001 per share, of the Corporation.

(h)                                 “Permitted Transferee” shall mean the Holder or a direct or indirect majority-owned subsidiary of the Holder.

(i)                                     “Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, governmental authority or other entity.

(j)                                    “TDCC Ownership Percentage” shall mean, as of any date of determination, a fraction (expressed as a percentage), (i) the numerator of which is the total number of outstanding shares of Common Stock and Non-Voting Common Stock owned, directly or indirectly, by the Holder and its direct or indirect majority-owned subsidiaries as of such date of determination, and (ii) the denominator of which is the aggregate outstanding shares of Common Stock and Non-Voting Common Stock as of such date of determination.

Section 3.                                           Dividends.  The holder of the share of Series A Preferred Stock shall not be entitled to share in any dividends or distributions of any kind or nature whatsoever, and in furtherance thereof, shall not have any dividend or distribution privileges of any kind or nature whatsoever.

Section 4.                                           Voting Rights.

(a)                                 For so long as the share of Series A Preferred Stock shall be outstanding and until the Expiration Date, the holder of the share of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director to the Board of Directors (the “Series A Director”), which Series A Director shall not be subject to the classified board of directors provisions of Article SIXTH of the certificate of incorporation of the Corporation nor classified into Class I, Class II or Class III.  The Series A Director elected in accordance with this Section 4 may be removed without cause only by the affirmative vote or written consent of the holder of the share of Series A Preferred Stock.  Any vacancy resulting from death, resignation, disqualification or other removal from office of the Series A Director shall be filled only by the holder of the share of Series A Preferred Stock (and not by the Board of Directors).  During any period when the holder of the outstanding share of Series A Preferred Stock has the right to elect the Series A Director, then upon commencement of, and for the duration of, the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by one (1), and the holder of the outstanding share of Series A Preferred Stock shall be entitled to elect the Series A Director; and (ii) the Series A Director shall serve until such director’s successor shall have been duly elected and qualified, or until the Series A Director’s right to hold such office terminates pursuant to the provisions of this

Section 4, whichever occurs earlier, subject to the Series A Director’s earlier death, resignation, retirement.  Whenever the holder of the outstanding share of Series A Preferred Stock is divested of the right to elect the Series A Director in accordance with this Certificate of Designation, the term of office of the Series A Director shall forthwith and automatically terminate and the total authorized number of directors of the Corporation shall automatically be decreased by one (1).

(b)                                 For so long as the share of Series A Preferred Stock shall be outstanding and until the Expiration Date, the Series A Director shall be a member of every committee of the Board of Directors, to the extent permitted by applicable law (including applicable tax regulations) and applicable stock exchange rules.

(c)                                  For so long as the share of Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or written consent of the holder of the share of Series A Preferred Stock, voting separately as a single class, amend, alter or repeal, whether by merger, consolidation or otherwise, any provision of the certificate of incorporation of the Corporation (including, without limitation, this Certificate of Designation), if such amendment, alteration or repeal would materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect the holder of the Series A Preferred Stock adversely.

(d)                                 Notwithstanding Article FIFTH of the certificate of incorporation of the Corporation, any action required or permitted to be taken at any meeting of the holder of the share of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holder of the outstanding share of Series A Preferred Stock and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(e)                                  Except as set forth in subsections (a) or (c) of this Section 4 or otherwise required by law, the holder of Series A Preferred Stock shall not be entitled to vote on or consent to any matters submitted to a vote or consent of the stockholders of the Corporation, nor have any special or other voting rights and its vote or consent shall not be required for taking any corporate action.

Section 5.                                           Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the outstanding share of Series A Preferred Stock shall be entitled receive out of the Liquidation Proceeds, on a pari passu basis with respect to the holders of any outstanding shares of Common Stock, an amount per share of Series A Preferred Stock equal to the Liquidation Preference.

Section 6.                                           Expiration.

(a)                                 On the Expiration Date, and without any action on the part of the Corporation or the holder of the outstanding share of Series A Preferred Stock, the outstanding share of Series A Preferred Stock shall be redeemed by the Corporation on the Expiration Date at the redemption price of $1.00 per share (the “Redemption Price”).  Payment of the Redemption Price shall be made solely out of assets of the Corporation legally available therefor.

(b)                                 Promptly following the Expiration Date, (i) the Corporation shall deliver the Redemption Price in cash to the address of the holder of the outstanding share of Series A Preferred Stock shown on the books and records of the Corporation, and (ii) the certificate representing the share of Series A Preferred Stock shall be surrendered to the Corporation by such holder.

(c)                                  The redemption of the outstanding share of Series A Preferred Stock pursuant to this Section 6 shall be effective as of the Expiration Date.

(d)                                 From and after the Expiration Date, the share of Series A Preferred Stock redeemed pursuant to this Section 6 shall no longer be deemed to be outstanding and all rights in respect of such share of Series A Preferred Stock (including the right to elect a Series A Director pursuant to Section 4) shall automatically terminate, except for the right to receive the Redemption Price.

Section 7.                                           Reacquired Share.                                             If the share of Series A Preferred Stock is cancelled or purchased, redeemed or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series A Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred Stock.  The share of Series A Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the certificate of incorporation of the Corporation or imposed by the General Corporation Law.

Section 8.                                           Conversion; Exchange.                  The share of Series A Preferred Stock shall not be entitled to be converted into or exchanged for share(s) of any other capital stock of the Corporation and in furtherance thereof, shall not have conversion or exchange privileges of any kind or nature whatsoever.

Section 9.                                           Transfer Restriction.                                  The holder of the share of Series A Preferred Stock shall not sell, transfer, assign, convey, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such share of Series A Preferred Stock, or any interest therein, without the prior written consent of the Corporation.  Notwithstanding the foregoing restriction, the holder of the share of Series A Preferred Stock may sell, transfer, assign or convey the share of Series A Preferred Stock to a Permitted Transferee.

Section 10.                                    Waiver.  The powers (including voting powers), if any, of the Series A Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series A Preferred Stock may be waived as to the share of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holder of the share of Series A Preferred Stock, consenting or agreeing separately as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series A Preferred Stock of AgroFresh Solutions, Inc. on this 31st day of July 2015.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Stephen S. Trevor
Name: Stephen S. Trevor
Title: President, Chief Executive Officer and Secretary